EXHIBIT 3 CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

WAH KING INVEST CORP.

(A DELAWARE CORPORATION)

FIRST:	The name of the corporation is Wah King Invest Corp.

SECOND: The address of the registered office of the corporation in the State of Delaware is 508 Main Street, Wilmington, Delaware 19804. The name of the registered agent of the corporation at such address is Incorp Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of common shares of stock which the corporation is authorized to issue is 300,000,000 shares of common stock with a par value of $.001 per share and 1,000,000 shares of “blank check” preferred stock with a par value of $.001 per share, which gives the Board of directors the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series.

FIFTH: The business and affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

SEVENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

EIGHTH: The incorporator is Jerry Gruenbaum, whose mailing address is SEC Attorneys, LLC, 980 Post Road East, 2nd Floor, Westport, Connecticut 06880.

NINTH: A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to the effect that the personal liability of the directors is further eliminated or limited, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted then by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate of incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 2nd day of May 2005.

/s/ Jerry Gruenbaum

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Jerry Gruenbaum, Incorporator

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